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                                                                     EXHIBIT 5.1
                                                                     -----------


                              December 27, 1999

Netopia, Inc.
2470 Mariner Square Loop
Alameda, CA  94501


Gentlemen:

     At your request, I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Netopia, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about December 27, 1999 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 447,852 common shares (the "Stock"), issued pursuant to the agreement described in the Registration Statement and held by the persons named in the Registration Statement as selling stockholders (the "Selling Stockholders").

     In rendering this opinion, I have made such investigations of law and have examined such matters of fact as I have deemed necessary of appropriate for purposes of rendering the opinions provided herein, including without limitation the following:

     (1) the Registration Statement, together with the Exhibits filed as a part thereof;

     (2)  the Prospectus prepared in connection with the Registration Statement;

     (3) minutes of meetings and actions by written consent of the Board of Directors;

     (4)  the Company's stock records; and

     (5) the agreement referenced in the Registration Statement under the caption "Selling Stockholders."


     In my examination of documents for purposes of this opinion, I have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to me as originals, the conformity to originals and completeness of all documents submitted to me as copies, the legal capacity of all natural persons executing the same, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by me and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

     As to matters of fact relevant to this opinion, I have relied upon my examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials and records. I have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, I am not aware of any facts that would cause me to believe that the opinion expressed herein is not accurate.

     Based upon the foregoing, it is my opinion that the outstanding shares of Stock to be sold by the Selling Stockholders pursuant to the Registration Statement are legally issued, fully paid and nonassessable.


     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

     This opinion speaks only as of its date and I assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

                              Very truly yours,


                              By: /s/ David A. Kadish
                                  ---------------------------------------
                                      David A. Kadish
                                      Vice President, General Counsel and
                                      Secretary